Exhibit 15.20

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statements (No. 333-117509, No. 333-130852, No. 333-136684 and No. 333-152820) on Form S-8 of Elbit Imaging Ltd., of our report dated June 25, 2009, with respect to the consolidated balance sheet of Plaza Centers N. V. as of December 31, 2008, and the related consolidated statements of income, changes in shareholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2008, which report appears in the December 31, 2009 annual report on Form 20-F/A of Elbit Imaging Ltd.

  /s/ KPMG Hungária Kft.
KPMG Hungária Kft.

Budapest, Hungary
January 25, 2011